Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253638, 333-236830, 333-230039, 333-223379, and 333-220701 on Form S-8 and Registration Statement Nos. 333-234763 and 333-230204 on Form S-3 of our reports dated February 18, 2022, relating to the consolidated financial statements of Roku, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
San Jose, California

February 18, 2022